Exhibit 16.1

Thomas Leger & Co., L.L.P.
1235 North Loop West, Suite 907
Houston, Texas 77008

April 11, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Med-X Systems, Inc. - SEC File No. 000-33107

Dear Sir or Madam:
We have read the statements made by Med-X Systems, Inc. which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated April 11, 2008.  We agree with the statements regarding our firm made in the first and second paragraphs of the Form 8-K.

We have no basis on which to agree or disagree with any other statements made in the Form 8-K and, accordingly, make no comment on such statements.

Very truly yours,

/s/ Thomas Leger & Co., L.L.P.

Thomas Leger & Co., L.L.P.